EXHIBIT 10.14

CONSTRUCTION PROJECT LABOR AGREEMENT

FOR

Blackhawk Biodiesel Plant

IN

Freeport, Illinois

BETWEEN

Weitz Industrial, LLC

AND

The Craft Local Unions Affiliated with the Northwestern Illinois
Building and Construction Trades Council

TABLE OF CONTENTS

ARTICLE #	TITLE	PAGE

I	Intent and Purposes	3
II	Recognition	4
III	Administration of Agreement	4
IV	Hours of Work, Overtime Shifts & Holidays	5
V	Absenteeism	6
VI	Management Rights	6
VII	General Working Conditions	6
VIII	Safety	8
IX	Sub-Contracting	8
X	Union Representation	8
XI	Grievance and Arbitration Procedures	9
XII	Jurisdictional Disputes	10
XIII	Work Stoppages and Lockouts	11
XIV	Drug Abuse Prevention, Detection & Awareness Program	12
XV	General Savings Clause	12
XVI	Duration of Agreement	13
XVII	Successors	13
XVIII	Bonding of Employers	13
XIX	Addendum	14
XX	Signature Page	15
XXI	Participation Agreement Schedule A	18

PROJECT LABOR AGREEMENT

This Project Labor Agreement (hereinafter the “Agreement”) is entered into on March 16, 2007, by and between Blackhawk Biofuels, LLC (“Owner”) and the individual building trade unions as set forth in Article XX.  This Agreement shall only apply to work performed by the Owner and its Contractors and Sub-contractors on the construction project known as the Freeport Biodiesel Plant (hereinafter referred to as the “Project”).

ARTICLE I - INTENT AND PURPOSES

1.1           It is mutually understood that the following terms and conditions relating to employment of workmen covered by this Agreement have been written in order to promote efficiency of construction operations and provide for peaceful settlement of labor disputes without strikes or lockouts, thereby promoting and assuring the timely and economical completion of the work.  It is also the intent of the parties to set out standard working conditions for the efficient prosecution of said construction work, herein to establish and maintain harmonious relations between all parties of the Agreement, to secure optimum productivity and to eliminate strikes, lockouts or delays in the prosecution of the work.

(a)           Therefore, the following provisions will be binding upon the Owner, its Contractors and Sub-contractors (herein jointly referred to as the “Contractor”), who shall be required to sign the “Participation Agreement”, attached hereto as “Schedule A” and the Unions during the term of this Agreement and any renewal thereafter, the Unions hereby consent to apply the terms and conditions of this Project Labor Agreement to said sub-contractors upon their signing the “Participation Agreement”.  It is understood that each sub-contractor will be considered and accepted by the Unions as a separate employer for the purposes of collective bargaining.  This Agreement may be modified by mutual consent in writing by the parties’ signatory hereto.

1.2           The Contractor agrees to be bound by the terms of the Collective Bargaining Agreements and Amendments with the individual building trades unions listed in Article XX and the applicable employers association, if any.  Such agreements are incorporated herein by reference.  In order to comply with the requirements of the various fringe benefit funds to which the “Contractor” is to contribute, the individual Contractor or Subcontractor shall sign such participation agreements as are required by the individual collective bargaining agreements.  Upon written notice of delinquency from a union fringe benefit fund administrator or manager, Blackhawk Biofuels, LLC shall withhold payment to the contractor or subcontractor of an amount sufficient to cover any delinquency occurring on this project.

1.3           It is mutually understood that where the provisions of this Agreement are at variance with any other agreement between the Contractor and the Union, the language of this Agreement shall prevail.

1.4           The Contractor and the Union agree that should the Collective Bargaining Agreement (CBA) of any Northwestern Illinois Building & Construction Trades Council (N.W.I.B.C.T.C.) Affiliate signatory to this Agreement expire prior to the completion of this project, the expired contracts’ terms will be maintained until a new CBA is ratified.  Any changes shall be implemented on the date of the new contract or as agreed to by the bargaining parties.

1.5           If a locally bargained agreement contains terms and conditions more favorable to the Contractors than this Agreement, they will be incorporated and become part of this Agreement.

ARTICLE II - RECOGNITION

2.1           The Contractor recognizes the signatory local unions as the sole and exclusive bargaining representatives for all craft employees employed on the job site.   Signatory local unions to this Agreement will have recognition on the project for their craft.

ARTICLE III - ADMINISTRATION OF AGREEMENT

3.1           In order to assure that all parties have a clear understanding of the Agreement, to promote harmony and address potential problems, a Pre-Job conference will be held with the Contractor, NWIBCTC affiliates and all signatory parties prior to the start of any work on the project by that Contractor.

3.2           Representatives of the Contractor and the NWIBCTC affiliates shall meet as required but not less than once a month to review the operation of this Agreement.  The representatives at this meeting shall be empowered to resolve any dispute over the intent and application of the Agreement.

3.3           The Contractor shall make available in writing to the NWIBCTC, no less than one week prior to these monthly meetings a job status report, planned activities for the next thirty (30) day period, actual numbers of craft employees on the project and estimated numbers of employees by craft required for the next thirty (30) day period.  The purpose of this report is to allow time to address any potential jurisdictional problems and to ensure that no party signatory to the Agreement is hindering the continuous progress of the project through a lack of planning or shortage of manpower.

ARTICLE IV - HOURS OF WORK, OVERTIME SHIFTS & HOLIDAYS

4.1           The standard work day shall be an established consecutive eight and one half (8 1/2) hour period between the hours of 6:00 A.M. and 6:30 P.M. with one-half (½) hour designated as an unpaid period for lunch which shall be established at a Pre-Job conference.  The standard work week shall be five (5) consecutive days of work commencing on Monday.  Starting time which is to be established at the Pre-Job conference will be applicable to all craft employees on the project.  Should job conditions dictate a change in the established starting time and/or a staggered lunch period on certain work of the project or with individual crafts, the Contractor may make such changes only with the mutual agreement of the Business Representative’s of the crafts involved and the NWIBCTC affiliates. If the work schedule change cannot be mutually agreed to between these parties, the hours fixed in the Agreement shall prevail.

4.2           All time before and after the established work day of eight (8) hours Monday through Friday and all time on Saturday shall be paid in accordance with each craft’s current collective bargaining agreement.  All time on Sundays and Holidays shall be paid for at the rate of double time.

(a)           Fringe benefit payments for all overtime work shall be paid in accordance with each craft’s current collective bargaining agreement.

4.3           Shift work, if used, shall be as provided in the Collective Bargaining Agreement of each affected craft.

4.4           Recognized holidays shall be as follows: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Veterans Day (to be celebrated the day after Thanksgiving), Thanksgiving Day and Christmas Day.  No work shall be performed on Labor Day under any consideration, except in an extreme emergency and then only after consent is given by the Business Managers of the crafts involved.  If a holiday falls on a Saturday it will be observed on a Friday.  If it falls on a Sunday it will be observed on a Monday.

ARTICLE V - ABSENTEEISM

5.1           The Contractor and the Union agree that the chronic and/or unexcused absenteeism is undesirable and must be controlled.  Employees that develop a record of such absenteeism shall be identified by the Contractor to the appropriate referral facility and the Contractor shall support such action with the work record of the involved employee.  Any employee terminated for such absenteeism shall not be eligible for rehire on the project for a period of no less than ninety (90) days.

ARTICLE VI - MANAGEMENT RIGHTS

6.1           The Contractor retains and shall exercise full and exclusive authority and responsibility for the management of its operations except as expressly limited by the terms of this Agreement and the Collective Bargaining Agreements referenced in Article I.

ARTICLE VII - GENERAL WORKING CONDITIONS

7.1           Employment begins and ends at the project site.

7.2           Employees shall be at their place of work at the starting time and shall remain at their place of work until quitting time.  The parties reaffirm their policy of a fair days work for a fair days pay.  Rules regarding these procedures will be established at the Pre-Job conference.

7.3           The Contractor may utilize brassing, or other systems to check employees in and out.  Should such procedures be required, the techniques and rules regarding such procedures shall be established by mutual consent of the parties at the Pre-Job conference.

7.4           Crew foreman shall be utilized as per the existing collective bargaining agreements. The Contractor agrees to allow crew foremen ample time to direct and supervise their crew.

7.5           In accordance with each craft’s collective bargaining agreement, the Contractor may utilize the most efficient methods or techniques of construction, tools or other labor saving devices to accomplish the work.

7.6           Should overtime work be required, the Contractor will have the right to perform such overtime work as is necessary to accomplish the work following craft guidelines.  Overtime work shall be divided as equally and impartially as possible amongst the employees.

7.7           The Contractor may establish such reasonable project rules as the Contractor deems appropriate.  These rules will be reviewed and established at the Pre-Job conference and posted at the project site by the Contractor.

7.8           It is recognized that specialized or unusual equipment may be installed on the project and in such cases, the Union recognizes the right of the Contractor to involve the equipment supplier or vendor’s personnel in supervising the setting of the equipment, modifications and final alignment which may be necessary prior to and during the start-up procedure, in order to protect factory warranties.

7.9           In order to promote a harmonious relationship between the equipment or vendor’s supervising personnel and the Building Trades craftsmen, a meeting shall be held between the Contractor and the NWIBCTC prior to any involvement on the project by these supervising personnel.  The Contractor will inform the NWIBCTC of the nature of involvement by these supervising personnel and the numbers of supervising personnel to be involved allowing ample time for the Union representatives to inform their stewards prior to the start of any work.

ARTICLE VIII - SAFETY

8.1           The employees covered by the terms of this Agreement shall at all times while in the employ of the Contractor be bound by the safety rules and regulations as established by the Contractor in accordance with the Construction Safety Act and O.S.H.A.

(a)           These rules and regulations will be published and posted at conspicuous places throughout the project.

8.2           In accordance with the requirements of O.S.H.A., it shall be the exclusive responsibility of each Contractor on a job site to which this Agreement applies, to assure safe working conditions for its employees and compliance by them with any safety rules contained herein or established by the Contractor.  Nothing in this Agreement will make the NWIBCTC liable, to any employees or to other persons in the event that injury or accident occurs.

ARTICLE IX - SUB-CONTRACTING

9.1           The Contractor agrees that neither he nor any of his sub-contractors will sub-contract any traditional construction or outside maintenance work to be done on the project except to a person, firm or corporation party to this Agreement.

9.2           Any Contractor or sub-contractor working on the project covered by this Agreement shall as a condition to working on said project, become signatory to and perform all work under the terms of this Agreement.  The furnishing of materials, supplies, outside services, or equipment and the delivery thereof shall be in no case considered sub-contracting with the exception of ready mix, aggregates and asphalt, geo technical testing and all materials as stated in the local bargaining agreement.

ARTICLE X - UNION REPRESENTATION

10.1         Authorized representatives of the NWIBCTC shall have access to the project provided they do not interfere with the work of the employees and further provided that such representatives fully comply with the visitor and security rules established for the project.

10.2         Each NWIBCTC affiliate which is a party to this Agreement shall have the right to designate a working journeyman as a steward.  Such designated steward shall be a qualified worker performing the work of that craft and shall not exercise any supervisory functions.  Each steward shall be concerned with the employees of the steward’s employer and not with the employees of any other employer.

10.3         The working steward will be paid at the applicable wage rage for the job classification in which he is employed.

10.4         The working steward shall not be discriminated against because of his activities in performing his duties as steward and except as otherwise provided in local agreements shall be the last employee in his craft to be laid off in any reduction in force.  Stewards will be subject to discharge to the same extent that other employees are only after notification to the Union Representative.  The Contractor will permit stewards sufficient time to perform the duties inherent to a steward’s responsibilities.  Stewards will be offered available overtime work if qualified.

ARTICLE XI - GRIEVANCE AND ARBITRATION PROCEDURES

11.1         It is specifically agreed that in the event of any disputes arises out of the interpretation or application of this Agreement, excluding jurisdictional disputes which are covered by an expedited procedure in Article XII below, the same shall be settled  as follows: (1) upon mutual agreement of the involved parties the procedures set forth in Section 11.2 of this Article will be used to settle the dispute;  (2.) if the parties do not mutually agree to use the procedures set forth in Section 11.2 , the procedures set forth in the local collective bargaining agreement shall be used but in no case shall both procedures be utilized to resolve such disputes.  No such grievance shall be recognized unless called to the attention of the Contractor by the Union or to the Union by the Contractor within five (5) working days after the alleged violation was committed or discovered by the grieving party.

11.2         Grievances shall be settled according the following procedure:

(a)           Step 1.  The dispute shall be referred to the Steward of the craft union involved and a representative of the Contractor at the construction project.

(b)           Step 2.  In the event that the steward and the Contractor’s representative at the construction site cannot reach agreement within two (2) working days after a meeting is arranged and held, the matter shall be referred to the

Local Union Business Manager or his designee and the Project Superintendent and/or Project Manager.

(c)           Step 3.  In the event the dispute is not resolved within five (5) working days after completion of Step 2, these two shall request a panel of arbitrators from the Federal Mediation and Conciliation Service for selection of an impartial arbitrator from the metropolitan area who shall hear the grievance and make a decision within ten (10) working days which shall be final and binding on all parties.  The parties shall each pay the expense of their own representative. The decision of the arbitrator shall be binding upon all parties.  The expense of the impartial arbitrator shall be borne equally by the Contractor and the involved craft union.

Note:      Owner and its General Contractor(s) will be kept appraised of all grievances and jurisdictional disputes.  The Owner’s on-site manager or the Director of Labor Relations (or appointed designee as required) will be available to assist in the resolution of any dispute.

ARTICLE XII - JURISDICTIONAL DISPUTES

12.1         As used in this Agreement, the term jurisdictional dispute shall be defined as any dispute, difference or disagreement involving the assignment of particular work to one class or craft of employees rather than to a different class or craft of employees, regardless of that Contractor’s contractual relationship to any other employer, contractor or organization on the site.

12.2         Jurisdictional disputes shall be settled according to the following procedure:

Step 1.  The dispute shall be referred to the Steward of the craft union involved and a representative of the Contractor at the construction project.

Step 2.  In the event that the steward and the Contractor’s representative at the construction site cannot reach agreement within two (2) working days, the matter shall be referred to the Local Union Business Manager and the Project Superintendent and/or Project Manager. Any decisions rendered in Step 2 shall be final, binding and conclusive on the contractors and Unions signatory to this agreement.  All decisions shall be made in accordance with the decisions of record held by the National Building and Construction Trades Department of the AFL-CIO and published in the “Green Book”.

Step 3.  In the event that that a decision cannot be reached in Step 2, the International Representative of the disputing unions shall meet on the jobsite and attempt to resolve the dispute within (2) working days.

Step 4.  In the event the dispute is not resolved within two (2) working days after completion of Step 3, these two parties shall request a panel of arbitrators from the Federal Mediation and Conciliation Service for selection of an impartial arbitrator from the metropolitan area who shall hear the jurisdictional dispute and make a decision within five (5) working days which shall be final and binding on all parties.  The parties shall each pay the expense of their own representative.  The decision of the arbitrator shall be binding upon all parties.  The expense of the impartial arbitrator shall be borne equally by the Contractor and the involved craft union.

12.3         The signatory parties to this Agreement agree that jurisdictional disputes cannot and shall not interfere with the efficient and continuous operations required for the successful application of this Agreement.  In the event a dispute arises, the Contractor’s assignment shall be followed until the dispute is resolved.

12.4         Equipment or material delivered to the job site will be unloaded promptly without regard to jurisdictional disputes which will be handled as per the provisions of this Agreement.  The Contractor will supply the union with delivery schedules, allowing as much time as possible to insure the appropriate crafts will be available to unload the materials or equipment.

12.5         Where a jurisdictional dispute arises between a union signatory to this agreement and a union not signatory to this agreement the employer shall make the assignment to the union that is signatory to this agreement.

ARTICLE XIII - WORK STOPPAGES AND LOCKOUTS

13.1         During the term of this Agreement there shall be no strikes, picketing, work stoppages, slow downs or other disruptive activity for any reason by the signatory local unions or by any employee and there shall be no lockout by the Contractor.

13.2         The signatory local unions shall not sanction, aid or abet, encourage or continue any work stoppage, picketing or other disruptive activity and will not make any attempt of any kind to dissuade others from making deliveries to or performing services for or otherwise doing business with the Contractor at the project site.  Should any of these prohibited activities occur, the Union will take the necessary action to end such prohibited activities.

13.3         No employee shall engage in any activities, which violate this Article.  Any employee who participates in or encourages any activities which interfere with the normal operation of the project shall be subject to disciplinary action, including discharge and if justifiably discharged for the above reasons, shall not be eligible for rehire on the same project for a period of not less than ninety (90) days.

13.4         The signatory local unions shall not be liable for acts of employees for which it has no responsibility.  The principal officer or officers of the NWIBCTC will immediately instruct order and use the best efforts of his office to cause the affiliated union or unions to cease any violations of this Article.  The NWIBCTC in its compliance with this obligation shall not be liable for unauthorized acts of its affiliates.  The principal officer or officers of any involved affiliate will immediately instruct, order or use the best effort of his office to cause the employees the union represents to cease any violations of this Article.  A union complying with this obligation shall not be liable for unauthorized acts of employees it represents.  The failure of the Contractor to exercise its right in any instance shall not be deemed a waiver of its right in any other instance.

13.5         In lieu of any action at law or equity, any party shall institute the following procedure when a breach of this Article is alleged, after all involved parties have been notified of the fact.

(a)           The parties to this Agreement will select a permanent Arbitrator to hear and decide disputes arising under this Article.  In the event the Arbitrator so selected is unavailable to hear a particular dispute, an Arbitrator will be selected through the American Arbitration Association’s Procedures for Expedited Arbitration.

(b)           The party invoking this procedure shall notify the Arbitrator of the dispute and will also notify the party alleged to be in violation and all other involved parties.

(c)           Upon receipt of said notice the Arbitrator shall set and hold a hearing as expeditiously as possible.  Said hearing shall be completed in one session. A failure of any party or parties to attend said hearing shall not delay the hearing of evidence or issuance of an Award by the Arbitrator.

(d)           The sole issue at the hearing shall be whether or not a violation of this Article has in fact occurred.  The Award shall be issued in writing within three (3) days after the close of the hearing and may be issued without an Opinion.  If any party desires an Opinion, one shall be issued within fifteen (15) days, but its issuance shall not delay compliance with, or enforcement of, the Award.  The Arbitrator may order cessation of the violation of this Article and such Award shall be served on all parties by hand or registered mail upon issuance.

(e)           Such Award may be enforced by any court of competent jurisdiction.  Notice of the filing of such enforcement proceedings shall be given to the other party.  Any rights created by statue or law governing arbitration proceedings inconsistent with the above procedure or which interfere with compliance therewith are hereby waived by parties to whom they accrue.

(f)            The fees and expenses of the Arbitrator shall be borne by the party or parties found in violation, or in the event no violation is found, such fees and expenses shall be borne by the moving party.

ARTICLE XIV - DRUG ABUSE PREVENTION, DETECTION & AWARENESS PROGRAM

14.1         Believing that a drug free work place is consistent with a safe work environment, the employee agrees to adhere to the “Drug Abuse Prevention, Detection & Awareness Program” which shall be established at the pre-job conference.  Should the Owner require all employees to be drug tested, all pre-hire and post accident drug testing will be in compliance with state law.

ARTICLE XV - GENERAL SAVINGS CLAUSE

15.1         If any Article or provision of this Agreement shall be declared invalid, inoperative or unenforceable by operation of law or by any of the above mentioned tribunals of competent jurisdiction, the remainder of this Agreement or the application of such Article or provision to persons or circumstances other than those as to which it has been held invalid, inoperative or unenforceable shall not be affected thereby.

ARTICLE XVI - DURATION OF AGREEMENT

16.1         This Agreement shall be effective on March 16, 2007 and remain in effect until the project is completed and accepted by the Owner.

ARTICLE XVII - SUCCESSORS

17.1         The Owner’s obligations under this Agreement shall be binding upon its successors, administrators and assigns.  The Owner agrees that the obligations of this Agreement shall be included in any agreement of sale, transfer or assignment of the business.

ARTICLE XVIII – BONDING OF EMPLOYERS

18.1         Contractors and subcontractors shall comply with the bonding requirements as set forth in the individual union’s collective bargaining agreement.

ADDENDUM

For all work performed under the NTL Articles of Agreement, the National Stack/Chimney Agreement, the National Cooling Tower Agreement, all instrument calibration work and loop checking shall be performed under the terms of the UA/IBEW Joint National Agreement for Instrument and Control Systems Technicians and the National Agreement of the International Union of Elevator Constructors, with the exception of Article VI, VII and VIII of this Project Agreement.

In witness whereof, the parties have caused this Agreement to be executed this 16 day of March 2007 in the City of Rockford , Illinois County, Illinois.

For Weitz Industrial, LLC		For the Unions:

Boilermakers #60

By:	/s/ Michael F. Novy
Michael F. Novy
Vice President		By:	/s/ Edmond J. Hebert	2/21/07
		By Scott Wilson		Date

For the Owner of Blackhawk Biofuels, LLC		Bricklayers & Allied Craftworkers #6

By:	/s/ Ronald L. Mapes	By:	/s/ Edward L. Tegland	2/21/07
Date

Carpenters #790

		By:	/s/ Cory Zimmerly	2/21/07
Date

Glaziers (Painters District Council #30)

By:
Date

Heat & Frost Insulators #19

		By:	/s/ Gregory Hunt	2/21/07
Date

IBEW #364

By:	/s/ Thomas J. Eschen	2/21/07
Date

Iron Workers #498

By:	/s/ David Whitmore	2/21/07
Date

Laborers #727

By:	/s/ Ken Diehl	2/21/07
Date

Millwrights #2158

By:	/s/ David Foy	2/21/07
Date

Operating Engineers #150

By:	/s/ Carl J. McCaffrey	2/21/07
Date

Painters District Council #30

By:
Date

Plasterers & Cement Masons #11

By:	/s/ Art Sturm	2/21/07
Date

Plumbers & Pipefitters #23

By:	/s/ Darryll Russell	2/21/07
Date

Roofers #11

By:	/s/ Mitch Terhaar	2/21/07
Date

Sheet Metal Workers #219

By:	/s/ Robert B. Glidden	2/21/07
Date

Teamsters #325

By:	/s/ Thomas J. Streck	2/21/07
Date

Sprinkler Fitters #669

By:	/s/ John E. Birdoes for	2/21/07
	B.M. Brad Kansowsky	Date

SCHEDULE “A”

PARTICIPATION AGREEMENT

The undersigned, a sub-contractor to                                                                                  agrees to be bound to the attached Project Agreement negotiated between                                                                                   and the Northwestern Illinois Building and Construction Trades Council and its affiliates.

___________________________________

Sub-Contractor

___________________________________

By

___________________________________

Date